Exhibit 10.1

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (this “Agreement”) is dated as of May 17, 2017, by and between Gardner Denver Holdings, Inc. (formerly known as Renaissance Parent Corp.), a Delaware corporation (the “Company”), and Kohlberg Kravis Roberts & Co. L.P., a Delaware limited partnership (“KKR”).

WHEREAS, the Company and KKR are parties to that certain Monitoring Agreement, dated as of July 30, 2013, as amended by that certain First Amendment, dated as of June 9, 2014 (the “Monitoring Agreement”);

WHEREAS, the Company and KKR desire to terminate the Monitoring Agreement on the terms and conditions set forth in this Agreement;

WHEREAS, the Monitoring Agreement provides that the Company shall, upon termination of the Monitoring Agreement, pay in cash to KKR (i) all unpaid Advisory Fees (as defined in the Monitoring Agreement) payable to KKR thereunder and all expenses due under the Monitoring Agreement to KKR with respect to periods prior to the termination date, plus (ii) the net present value (using a discount rate equal to the yield as of such termination date on U.S. Treasury securities of like maturity based on the times such payments would have been due) of the Advisory Fees (as defined in the Monitoring Agreement) that would have been payable with respect to the period from the termination date through December 31, 2023 (the “Termination Obligation”); and

WHEREAS, the Company and KKR have determined the Termination Obligation to be $16,227,089.

NOW THEREFORE, in consideration of the agreements set forth herein, the parties hereto agree as follows:

1.                Termination. The parties hereby terminate the Monitoring Agreement as amended and supplemented through the date hereof. The parties hereby acknowledge that the Monitoring Agreement shall be of no further force or effect and that all rights and obligations of the parties thereunder are hereby terminated, except as specifically provided in paragraph 15 of the Monitoring Agreement.

2.                Payment. In consideration of the termination of the Monitoring Agreement, the Company will pay to KKR the aggregate sum of $16,227,089 upon such termination by wire transfer in same-day funds to the bank account designated by KKR.

3.                Miscellaneous.

(a)             This Agreement and the Monitoring Agreement contain the complete and entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous understandings, conditions and agreements, whether written or oral, express or implied, in respect of the subject matter hereof. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights or remedies under or by reason of this Agreement. This Agreement may be modified only in a writing signed by an authorized representative of the parties.

(b)             This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York. Each of the parties hereby agrees that any action or proceeding arising out of this Agreement or the transactions contemplated hereby shall be brought in the federal or state courts sitting in the County of New York, in the City of New York, New York, and each of the parties hereby consents to submit itself to the personal jurisdiction of such courts in any such action or proceeding and hereby waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.

(c)             The provisions of this Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns; provided that neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party, whether by operation of law or otherwise, without the express written consent of the other parties hereto.

(d)            This Agreement may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument. This Agreement and any counterpart hereof, to the extent signed and delivered by means of a facsimile machine or as a scanned electronic file, shall be treated in all manner and respects as an original agreement, counterpart or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

(e)             This Agreement shall become effective immediately following the closing of the initial public offering and sale of shares of common stock of the Company (the “IPO”) and shall be of no force and effect (i) prior to the closing of the IPO and (ii) if the closing of the IPO has not been consummated within ten (10) business days from the date of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

Gardner Denver Holdings, Inc.

By:	/s/ Andrew Schiesl
	Name:	Andrew Schiesl
	Title:	Vice President, General Counsel, Chief Compliance Officer and Secretary

Kohlberg Kravis Roberts & Co. L.P.

By:	/s/ William J. Janetschek
	Name:	William J. Janetschek
	Title:	Chief Financial Officer

[Signature Page to Termination Agreement]